CONSULTING AGREEMENT

              THIS CONSULTING AGREEMENT (this “Agreement”), is entered into as of August 4, 2014, by and between BioSpecifics Technologies Corp., a Delaware corporation (the “Company”), and Mr. Henry Morgan, an individual (“Mr. Morgan”).

              WHEREAS, Mr. Morgan has served as a member of the Board of Directors of the Company (the “Board”) since 1990;

              WHEREAS, at the request of the Board, Mr. Morgan has also served as a member of the Nominating and Corporate Governance Committee, a member of the Audit Committee, and the Chairman of the Compensation Committee (collectively, the “Committees”);

              WHEREAS, Mr. Morgan wishes to retire and will resign from the Board effective as of August 15, 2014 (the “Effective Date”); and

              WHEREAS, the Company wishes to have available to it the advice and counsel of Mr. Morgan on a going forward basis and is willing to commit in advance to pay for such services to assure Mr. Morgan’s availability.

              NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree to enter into the following Agreement:

              1.       Consulting Arrangement. The Company hereby retains Mr. Morgan, and Mr. Morgan hereby agrees to serve as a consultant to the Company, on the terms and subject to the conditions of this Agreement. Mr. Morgan will, from time to time at the reasonable request of the Company, provide strategic advice related to overall business strategy (the “Services”). It is understood that such consulting services shall be incidental to, and shall not interfere with, the other business activities and commitments of Mr. Morgan. The Company acknowledges and agrees that Mr. Morgan shall be permitted to provide any such consulting services telephonically.

              2.        Term. The term of Mr. Morgan’s Services under this Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to Section 7 hereof, shall expire on the earlier of (i) one year from the Effective Date or (ii) a Change of Control of the Company (the “Consulting Term”); provided, however, the Consulting Term may be extended for an additional period of time upon mutual agreement of the parties.

              3.        Compensation.

                          (a)        During the Consulting Term, the Company shall pay Mr. Morgan a quarterly retainer (the “Quarterly Retainer”) at the rate of $65,000.00 per year, payable in equal quarterly installments of $16,250.00, in arrears on a quarterly basis on the first day of each quarter commencing on the Effective Date (except as otherwise provided in Section 4); provided, however, that the failure of the Company to pay any Quarterly Retainer on the first day of each quarter shall not constitute a breach hereof if the Company cures such failure as provided in Section 5. Subject to Section 7 below, Mr. Morgan shall be entitled to the full Quarterly Retainers regardless of the amount and frequency of consulting services actually requested of him or provided by him.

                          (b)        Also in consideration of the Services to be performed under this Agreement, the Company has taken all measures necessary to allow Mr. Morgan to exercise all stock options issued to Mr. Morgan under the Company’s Amended and Restated 2001 Stock Option Plan, which have fully vested, until the date which is ninety (90) days following the expiration or termination of this Agreement in accordance with this Agreement, subject to the treatment of stock options by the Company in the event of a Change of Control.

                          (c)        The Company also shall pay Mr. Morgan concurrently with the execution of this Agreement, any unpaid compensation due and payable to him in connection with his service on the Board and the Committees.

                          (d)        All amounts due and payable shall be paid to Mr. Morgan by wire transfer of immediately available funds in accordance with the wire instructions previously provided to the Company by Mr. Morgan.

              4.        Sale of the Company. In the event of (and concurrently with) a Change of Control which results in the Company no longer being a Reporting Company under the Securities Exchange Act of 1934, as amended, the Company agrees to pay Mr. Morgan a lump sum amount in cash equal to the aggregate amount of the unpaid Quarterly Retainers that are payable by the Company to Mr. Morgan from the date of the Change of Control through the end of the Consulting Term.

              5.        Default.

                          (a)        The Company shall be deemed in default hereunder upon the occurrence of any of the following (each, a “Default”):

                     (i)        the failure of the Company to pay, when due, any amount required to be paid to Mr. Morgan pursuant to Section 3;

                     (ii)        the breach by the Company of any other material provision of this Agreement;

                     (iii)        the Company shall have entered against it by a court having jurisdiction thereof a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official shall be appointed for the Company or for any substantial part of the Company’s property; or the winding up or liquidation of the Company’s affairs shall have been ordered;

                     (iv)        the Company shall (A) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (B) consent to the entry of an order for such relief in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (C) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Company or for any substantial part of the Company’s property; or (D) make any general assignment for the benefit of creditors (any of the foregoing, an “Insolvency Proceeding”);

 provided, however, that in the case of an alleged breach under subsection (i) or (ii) hereunder, Mr. Morgan must provide the Company with written notice describing the alleged breach and the Company shall have: (A) five (5) business days to cure a breach under subsection (i), or (B) ten (10) business days to cure a breach under subsection (ii), if curable, following receipt of such written notice and if cured, such breach shall not constitute a Default hereunder.

                          (b)        Upon the occurrence of a Default, all of the remaining unpaid Quarterly Retainers that are payable by the Company to Mr. Morgan through the end of the Consulting Term shall become immediately due and payable.

                          (c)        The parties acknowledge and agree that this Agreement constitutes a personal services contract and that applicable law excuses Mr. Morgan from accepting performance from or rendering performance to any trustee for the Company or to an assignee by the Company of this Agreement without the consent of Mr. Morgan. Accordingly, (i) notwithstanding Section 19 of this Agreement, this Agreement cannot be assumed or assigned following the commencement of an insolvency proceeding by or against the Company without the consent of Mr. Morgan and (ii) 11 U.S.C. § 365(e)(1) shall not apply to this Agreement.

              6.        Status; Taxes.

                          (a)        Status. Mr. Morgan shall not be an employee of the Company and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company. Mr. Morgan shall not have any authority to act as an agent of the Company, except on authority specifically so delegated, and neither shall represent to the contrary to any person. Mr. Morgan shall only consult, render advice and perform such tasks as are reasonably requested by the Company from time to time consistent with Section 1 and which Mr. Morgan determines are necessary to achieve the results specified by the Company. Mr. Morgan shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons. Although the Company may specify the results to be achieved by Mr. Morgan and may control and direct it in that regard, the Company shall not control or direct Mr. Morgan as to the details or means by which such results are accomplished.

                          (b)        Taxes. It is intended that the fees paid hereunder shall constitute revenues to Mr. Morgan. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Mr. Morgan shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold the Company, its officers, directors and employees harmless from any liability arising from the failure to withhold such amounts.

              7.        Termination. This Agreement and Mr. Morgan’s retention hereunder may be terminated by the Company only for “Cause” (as defined in Section 13). In the event of a termination by the Company for Cause, neither the Company nor Mr. Morgan shall have any further obligations hereunder, except as set forth in Sections 8 and 9 hereof, and for the payment of any Quarterly Retainer that became due prior to notice of termination.

              8.         Nondisclosure of Confidential Information.

                          (a)        Except as in response or pursuant to a subpoena or order by a court or tribunal or as required in connection with the performance of Mr. Morgan’s services to the Company hereunder, Mr. Morgan agrees that he will not at any time, either during or after the Consulting Term, directly or indirectly, use, publish, disseminate, distribute or otherwise disclose any “Confidential Information” (as defined in Section 13) without the prior written consent of the President of the Company (or during any period in which there is no individual serving as President of the Company, of the majority of the members of the Audit Committee of the Company) and he shall retain all Confidential Information in trust in a fiduciary capacity for the sole use and benefit of the Company. Mr. Morgan acknowledges that the Confidential Information of the Company is valuable, special and unique to its business and is information on which such business depends, is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company. Mr. Morgan will take all steps necessary and reasonably requested by the Company, to ensure that all such Confidential Information is kept secret and confidential for the sole use and benefit of the Company; and

                          (b)        Upon termination of Mr. Morgan’s consultancy with the Company for any reason, all documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, diaries, records, notebooks, and similar repositories of or containing Confidential Information, including all copies thereof, then in Mr. Morgan’s possession or control, that are furnished to Mr. Morgan, or developed or prepared by Mr. Morgan, or others in connection with Mr. Morgan’s consultancy hereunder shall be left with or forthwith returned by Mr. Morgan to the Company; and

                         (c)         If Mr. Morgan is required to disclose any Confidential Information in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process), Mr. Morgan will in advance of such disclosure, to the extent legally permissible and practicable, provide the Company, in advance of any such disclosure, with copies of any Confidential Information it/he intends to disclose (and, if applicable, the text of the disclosure language itself) and provide reasonable cooperation to the Company, at the sole cost and expense of the Company, to the extent it may seek to limit such disclosure. If such disclosure is not limited, Mr. Morgan may disclose only that portion of the Confidential Information which he is legally required to be disclosed, provided, however, that such he shall take all reasonable efforts, at the sole cost and expense of the Company, to preserve the confidentiality of the Confidential Information (including by obtaining or seeking to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information).

              9.        Non-Disparagement.

                          (a)        Mr. Morgan agrees not to criticize, denigrate, or disparage the Company or any “Affiliates” (as defined in Section 13) in any manner whatsoever, whether oral or written, now or in the future. For the purpose of this Paragraph, the term “disparage” shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner. Nothing in this Paragraph shall preclude Mr. Morgan from offering oral or written testimony in response or pursuant to subpoena or order by a court or tribunal or governmental or law enforcement agency, complying with other legal obligations, in connection with asserting any defense against any claim of breach of this Agreement or in connection with asserting any claim of breach of this Agreement. Furthermore, nothing in this Paragraph shall require Mr. Morgan to make false statements or disclosures.

                          (b)        The Company and its Affiliates agree not to disparage Mr. Morgan in any manner whatsoever, whether oral or written, now or in the future. For the purpose of this Paragraph, the term “disparage” shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner. Nothing in this Paragraph shall preclude the Company or its Affiliates including without limitation, officers, directors or employees, from offering oral or written testimony in response or pursuant to subpoena or order by a court or tribunal or governmental or law enforcement agency, complying with other legal obligations, in connection with asserting any defense against any claim of breach of this Agreement or in connection with asserting any claim of breach of this Agreement. Furthermore, nothing in this Paragraph shall require the Company or its Affiliates to make false statements or disclosures.

            10.        Injunctive Relief/Damages.

                          (a)        Each party acknowledges that damages for any breach of Sections 8 and 9 of this Agreement may be difficult to determine and, therefore, consents that in the event of a breach of Sections 8 and 9 of this Agreement, the restrictions contained in such Sections may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or in equity. Furthermore, the specified duration of the restrictive covenants in Section 9 shall be extended by and for the term of any period during which Mr. Morgan is in violation of any such covenant. Should any court or tribunal decline to enforce any provisions of Sections 8 or 9 on the basis that such provisions are overly restrictive of the activities of Mr. Morgan as to time, scope or geography, such provisions shall be deemed to be modified to restrict Mr. Morgan’s activities to the maximum extent of time, scope and geography which such court or tribunal shall find enforceable.

                          (b)        In the event of any proceeding or action initiated by a party hereunder, all parties shall bear their own legal fees and expenses.

            11.        Indemnification. The Company shall, to the maximum extent permitted by law, indemnify and hold harmless Mr. Morgan for any loss, injury, damage, expense (including reasonable attorneys’ fees and costs) (“collectively, “Losses”) to which Mr. Morgan may become subject as a result of any claim or demand arising out of, connected with, or in any manner related to, any act, omission, or decision made in good faith while performing services for the Company pursuant to the specific written request of the Company. In addition, the Company shall promptly pay in advance of final disposition of any action, suit or proceeding all reasonable expenses incurred by Mr. Morgan in connection with any matter as to which it could reasonably be expected to be entitled to indemnification hereunder. Notwithstanding anything to the contrary contained in this Section 11, the Company shall have no obligation to indemnify Mr. Morgan for any Losses arising out of or caused by Mr. Morgan’s gross negligence, recklessness or willful misconduct.

            12.        Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

            13.        Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

            “Affiliates” shall mean the Company’s subsidiaries, shareholders, clients, successors and assigns, the past and present officers, directors, members, employees and agents of any of the foregoing, and any fiduciaries of any employee benefit plan or policy of the Company or any affiliate.

            “Cause” shall mean Mr. Morgan’s breach of the covenants set forth in Sections 8 or 9.

            “Change of Control” shall mean the occurrence of any one of the following: (i) the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), other than the Company or its Affiliates, from any party of an amount of the capital stock of the Company, so that such person holds or controls 40% or more of the Company’s capital stock; (ii) a merger or similar combination between the Company and another entity after which 40% or more of the voting stock of the surviving corporation is held by persons other than the Company or its Affiliates; (iii) a merger or similar combination (other than with the Company) in which the Company is not the surviving corporation; or (iv) the sale of all or substantially all of the Company’s assets or business.

            “Confidential Information” shall mean that proprietary information of the Company, of whatever kind or nature, disclosed to Mr. Morgan or known by Mr. Morgan (whether or not discovered or developed by Mr. Morgan) as a consequence of or through Mr. Morgan’s past, present or future employment or relationship with the Company, including Board and Committee service; provided, however, that Confidential Information shall not include any information that is or was publicly known or publicly available, other than as a result of Mr. Morgan’s breach of this restrictive covenant, and shall not include any information that has been acquired by Mr. Morgan independent of his past, present or future relationship or position with the Company. Such proprietary information shall include, without limitation, trade secrets, processes, techniques, algorithms, programs, designs, drawings, formulae, models, inventions, discoveries or developments, information or data relating to the Company’s research projects, work in process, future development efforts, manufacturing, marketing, servicing, financing, present or future products or services, sales, suppliers, customers, operating and other costs data, inventory control and practices, terms and conditions of agreements to which the Company is a party, and any of which information is not generally known in the industry, and shall specifically include all such proprietary information contained in manuals, memoranda, plans, drawings, and designs, specifications, programs and records of the Company, including records of any Board or Committee meetings.

            14.        Mutual Release.

                          (a)        Mr. Morgan, on behalf of himself and his agents, representatives, administrators, receivers, trustees, estates, heirs, devisees, assignees, legal representatives, attorneys, and employees, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits the Company and its Affiliates from liability for any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known or unknown, whether asserted or unasserted, direct or indirect, liquidated or contingent, from the beginning of the world up to and through the execution of this Agreement. Notwithstanding the foregoing, this Section 14(a) does not alter or apply to any claim or cause of action arising out of an alleged breach or other violation of any obligation under this Agreement, Mr. Morgan’s right to coverage under the Company’s directors’ and officers’ insurance policies, or Mr. Morgan’s right to indemnification by the Company in connection with his services as a member of the Board, whether pursuant to an agreement or under the Company’s charter and bylaws.

                          (b)        The Company and its Affiliates, agents, representatives, administrators, receivers, trustees, estates, heirs, devisees, assignees, legal representatives, attorneys, and employees, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits Mr. Morgan and his Affiliates from liability for any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known or unknown, whether asserted or unasserted, direct or indirect, liquidated or contingent, from the beginning of the world prior to the execution of this Agreement. Except as provided herein, this release shall include, but not be limited to: (i) any and all claims or rights arising out of, or which might be considered to arise out of or to be connected in any way to, Mr. Morgan’s service as a member of the Board or the termination thereof; (ii) any claim or cause of action arising under any federal state or local statute or regulation; (iii) any claim or cause of action arising under any foreign law, rule or regulation; and (iv) any claim of tort, contract, negligence, defamation, negligent or intentional infliction of emotional distress, assault, battery, duress, invasion of privacy, bad faith, conspiracy, vicarious liability, nonphysical injury, personal injury or sickness, or other harm. Notwithstanding the foregoing, this Section 14(b) does not alter or apply to any claim or cause of action arising out of an alleged breach or other violation of any obligation under this Agreement, or any derivative action or claim brought on behalf of the Company by its shareholders, provided that such shareholder suit was not initiated directly or indirectly at the behest of the officers or directors (or any of their affiliates) of the Company or its Affiliates.

            15.        Covenant not to Sue. Each of the Company and its Affiliates and Mr. Morgan, and his Affiliates hereby agree, promise, and covenant not to sue or assert claims as part of any lawsuit, arbitration, or other legal proceeding that are based in any way on or arise out of the claims or potential claims released in Section (14)(a) or 15(b).

            16.        Expenses. The Company shall reimburse Mr. Morgan for any reasonable expenses incurred by him in connection with the performance of his services hereunder; provided that such expenses were incurred in accordance with Company policies and were authorized in writing in advance by the Company.

            17.        Cooperation. Mr. Morgan agrees that he will cooperate with the Company (and its subsidiaries, affiliates or related entities) and its legal counsel in connection with any current or future questions, investigation, or litigation relating to any matter with which he was involved or has knowledge or which occurred while he was providing services to the Company, and the Company shall reimburse him for all reasonable expenses incurred in providing such cooperation.

            18.        Modifications. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by the Company and Mr. Morgan.

            19.        Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by Mr. Morgan and the Company and their respective heirs, successors and assigns, except that the Company shall not have any right to assign or otherwise transfer this Agreement or any of its rights, duties or any other interest herein to any party without the prior written consent of Mr. Morgan, and any such purported assignment shall be null and void.

            20.        Notice. All notices and other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally, sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight courier service, addressed as follows: if to the Company:

BioSpecifics Technologies Corp.
35 Wilbur Street
Lynbrook, New York 11563
Attn: Thomas L. Wegman

with a copy to:

Carl A. Valenstein, Esq.
Bingham McCutchen LLP
2020 K Street, NW
Washington, DC 20006

If to Mr. Morgan:

____________________

______________________

or to such other addresses as a party shall designate in the manner provided in this Section 20. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail or (b) on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service.

            21.        Choice of Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within such jurisdiction.

            22.        Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            23.        Counterparts. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

            24.        Section 409A. All payments under this Agreement are intended to be exempt from, or in the alternative to comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretive guidance issued thereunder (“Section 409A”), including the exceptions for short-term deferrals, and the Agreement will be constructed and interpreted in accordance with such intent. The parties hereby agree to negotiate in good faith to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. Each payment, including, for the avoidance of doubt, each Quarterly Retainer, made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Mr. Morgan shall in no event be paid later than the end of the calendar year next following the calendar year in which Mr. Morgan incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

            25.        Indemnification and Insurance. This Agreement shall not affect any indemnification or other rights and benefits afforded to Mr. Morgan by the Company’s article of incorporation or by law or under any agreement regarding indemnification between Mr. Morgan and the Company. The Company shall use commercially reasonable efforts to continue Mr. Morgan’s coverage under the directors’ and officers’ liability coverage maintained by the Company, as in effect from time to time, to the same extent as other current or former directors of the Company.

[Remainder of the Page Intentionally Left Blank.]

            IN WITNESS WHEREOF, the Company and Mr. Morgan have executed this Agreement as of the date first above written.

BIOSPECIFICS TECHNOLOGIES CORP.

/s/ Thomas L. Wegman
By: Thomas L. Wegman
Title: President

MR. HENRY MORGAN

/s/ Henry Morgan
By: Henry Morgan